Exhibit 99

F O R I M M E D I A T E R E L E A S E

Piper Jaffray Companies Announces 2011 Third Quarter

Results

MINNEAPOLIS—Oct. 19, 2011—Piper Jaffray Companies (NYSE: PJC) today announced a net loss of $3.6 million, or $0.23 per diluted common share, for the quarter ended Sept. 30, 2011. For the third quarter of 2010, Piper Jaffray recorded net income of $7.1 million, or $0.36 per diluted common share. For the second quarter of 2011, net income was $10.7 million, or $0.55 per diluted common share. Net revenues for the third quarter of 2011 were $98.2 million, compared to $116.5 million in the year-ago period, and $135.9 million for the second quarter of 2011.

For the nine months ended Sept. 30, 2011, net income was $14.3 million, or $0.74 per diluted common share, compared to $14.9 million, or $0.75 per diluted common share, in 2010. Net revenues were $358.9 million for the nine months, up 2 percent compared to the prior period.

“Increased volatility and uncertainty surrounding macro issues weighed heavily on the capital markets during the third quarter, resulting in significantly lower performance for our firm,” said Andrew S. Duff, chairman and chief executive officer. “Financial advisory revenues made a solid contribution to the quarter but were more than offset by lower revenues from capital raising, fixed income brokerage and asset management. In response to the current environment, we are maintaining our cost discipline and have implemented additional expense-saving measures.”

Third Quarter

Consolidated Expenses

For the third quarter of 2011, compensation and benefits expenses were $65.3 million, compared to $66.1 million in the third quarter of 2010, which was reduced by a $6.6 million expense reversal related to performance-based restricted stock grants that were no longer expected to be earned. Compensation and benefits expenses were $83.4 million in the second quarter of 2011. The decrease compared to both of the comparable periods was due to lower performance. For the third quarter of 2011, compensation and benefits expenses as a percentage of net revenues were 66.5 percent, compared to 56.7 percent for the third quarter of 2010 (the reversal of the performance-related award compensation expense reduced the ratio by 5.6 percentage points) and 61.3 percent for the second quarter of 2011. The higher compensation ratio was driven by the impact of fixed compensation costs on a reduced revenue base, a change in business mix, and personnel investments in public finance and fixed income sales.

Non-compensation expenses were $32.6 million, a decrease of 12 percent and 8 percent, compared to the third quarter of 2010 and the second quarter of 2011, respectively. Given the current environment, the company closely managed expenses and took additional steps to reduce costs.

For the third quarter of 2011, income tax expense was $3.7 million, which included a number of components: 1) expense on operating profits in U.S. entities; 2) $2.3 million of expense for a 100 percent valuation allowance against deferred tax assets (DTA) for the company’s Asia business given the current level of cumulative losses and the deterioration in the Hong Kong operating environment; and 3) $1.1 million of an expense reversal representing a portion of the DTA valuation allowance recorded in 2008 for the company’s U.K. operations, based on the current and projected profitability in the U.K.

Third Quarter

Business Segment Results

The firm has two reportable business segments: Capital Markets and Asset Management. Consolidated net revenues and expenses are fully allocated to these two segments.

Capital Markets

Capital Markets generated a pre-tax operating loss of $0.4 million, compared to pre-tax operating income of $9.0 million in the year-ago period and $12.2 million in the second quarter of 2011. Revenues were $84.5 million, down 15 percent and 27 percent, respectively. Advisory services revenues significantly improved but were more than offset by the capital markets being essentially shut down for IPOs in the U.S. and in Hong Kong.

•

Equity financing revenues of $6.9 million decreased 65 percent and 78 percent compared to the third quarter of 2010 and the second quarter of 2011, respectively. Industry-wide equity market volatility and uncertainty curtailed capital raising, particularly IPOs, in the U.S. and in Hong Kong.

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Fixed income financing revenues were $11.1 million, down 33 percent and 40 percent, compared to the third quarter of 2010 and the second quarter of 2011, respectively. The decrease was primarily driven by fewer completed public finance underwritings and lower average revenue per transaction.

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Advisory services revenues of $27.3 million rose 33 percent compared to the year-ago period and rose 51 percent compared to the second quarter of 2011. The improved performance compared to both periods was due to a higher number of completed transactions and higher revenue per transaction.

•	Equity institutional brokerage revenues were $23.5 million, down 3 percent compared to the third quarter of 2010, and up 10 percent compared to the second quarter of 2011.

•

Fixed income institutional brokerage revenues were $14.5 million, down 28 percent and 35 percent compared to the third quarter of 2010 and the second quarter of 2011, respectively. While performance improved in the middle-market sales business driven by investors seeking safer and more short-term investments, the increase was more than offset by lower performance in taxable securities and strategic trading resulting from the volatile trading environment.

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Operating expenses for the quarter were $84.8 million, down 6 percent and 18 percent compared to the third quarter of 2010 and the second quarter of 2011, respectively. Overall expenses declined due to lower compensation and non-compensation expenses. Segment pre-tax operating margin was a negative 0.4 percent compared to 9.0 percent in the year-ago quarter and 10.5 percent in the second quarter of 2011.

The following is a recap of completed deal information for the third quarter of 2011:

•	9 equity financings raising a total of $895 million of capital.

•	133 tax-exempt issues with a total par value of $1.8 billion.

•	13 merger and acquisition transactions with an aggregate enterprise value of $2.1 billion. (The number of deals and the enterprise value include disclosed and undisclosed transactions.)

Asset Management

For the quarter ended Sept. 30, 2011, asset management generated pre-tax operating income of $0.7 million, compared to $4.3 million in the third quarter of 2010, and $4.9 million in the second quarter of 2011. Net revenues of $13.7 million decreased 20 percent and 33 percent compared to the year-ago period and the second quarter of 2011, respectively. The decreases were primarily due to reduced management fees resulting from lower equity prices and lower performance fees.

•

Operating expenses for the quarter were $13.0 million, including $2.1 million of intangible amortization expense, up 2 percent compared to the third quarter of 2010. Operating expenses decreased 16 percent compared to the second quarter of 2011, primarily driven by lower compensation expenses. Segment pre-tax operating margin was 4.9 percent, compared to 25.2 percent in the year-ago period and 24.2 percent in the second quarter of 2011.

•

Assets under management (AUM) were $11.2 billion compared to $12.8 billion in the year-ago period and $12.4 billion in the sequential second quarter. The decline was due entirely to the drop in equity prices during the quarter. For the third quarter and on a year-to-date basis, all of the key ARI investment strategies and the FAMCO MLP product outperformed their respective benchmarks—most of them by a meaningful margin.

Additional Shareholder Information

	As of Sept. 30, 2011	As of June 30, 2011	As of Sept. 30, 2010
Number of employees:	1,035	1,047	1,082
Asset Management AUM:	$11.2 billion	$12.4 billion	$12.8 billion
Common Shareholders’ equity:	$839.1 million	$842.1 million	$804.7 million
Annualized Qtrly. Return on Avg. Adjusted Common Shareholders’ Equity[1]	(1.9)%	5.8%	4.0%
Book value per share:	$52.73	$53.07	$54.73
Tangible book value per share[2]:	$29.10	$29.25	$28.97

1Adjusted common shareholders’ equity equals total common shareholders’ equity, including goodwill associated with acquisitions, less goodwill resulting from the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., by U.S. Bancorp. Annualized return on average adjusted common shareholders’ equity is computed by dividing annualized net income by average monthly adjusted common shareholders’ equity. Management believes that annualized return on adjusted common shareholders’ equity is a meaningful measure of performance because it reflects equity deployed in our businesses after our spin off from U.S. Bancorp on December 31, 2003. The following table sets forth a reconciliation of common shareholders’ equity to adjusted common shareholders’ equity. Common shareholders’ equity is the most directly comparable GAAP financial measure to adjusted common shareholders’ equity.

	Average for the
(Dollars in thousands)	Three Months Ended Sept. 30, 2011	Three Months Ended June 30, 2011	Three Months Ended Sept. 30, 2010
Common shareholders’ equity	$842,515	$837,794	$813,318
Deduct: goodwill attributable to PJC Inc. acquisition by USB	105,522	105,522	105,522

Adjusted common shareholders’ equity	$736,993	$732,272	$707,796

2Tangible shareholders’ equity equals total shareholders’ equity less all goodwill and identifiable intangible assets. Tangible book value per share is computed by dividing tangible shareholders’ equity by common shares outstanding. Management believes that tangible book value per share is a more meaningful measure of our book value per share. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity. The following is a reconciliation of shareholders’ equity to tangible shareholders’ equity:

(Dollars in thousands)	As of Sept. 30, 2011	As of June 30, 2011	As of Sept. 30, 2010
Common shareholders’ equity	$839,139	$842,123	$804,682
Deduct: goodwill and identifiable intangible assets	376,022	378,092	378,697

Tangible common shareholders’ equity	$463,117	$464,031	$425,985

Conference Call

Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will hold a conference call to review the financial results at 9 a.m. ET (8 a.m. CT). To view a copy of the earnings release on or after Oct. 19, please visit www.piperjaffray.com. The call can be accessed via live audio webcast available through the firm’s Web site at www.piperjaffray.com or by dialing (888)810-0209 (domestic) or (706)902-1361 (international). The reservation number is #96209183. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 11 a.m. ET Oct. 19 at the same Web address or by calling (855) 859-2056 and referencing reservation #96209183.

About Piper Jaffray

Piper Jaffray is a leading middle-market investment bank and asset management firm serving clients in the U.S. and internationally. Proven advisory teams combine deep industry, product and sector expertise with ready access to global capital. Founded in 1895, the firm is headquartered in Minneapolis and has offices across the United States and in London, Hong Kong and Zurich. www.piperjaffray.com

Cautionary Note Regarding Forward-Looking Statements

This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions, the amount and timing of cost reduction measures and our quarterly run-rate for non-compensation expenses, anticipated financial results generally (including expectations regarding revenue levels, operating margins, earnings per share, and return on equity), the environment and prospects for capital markets transactions (including for our Asia-based business), our five-year strategic priorities (including growth in corporate advisory, public finance, Asia-based capital markets, asset management and fixed income sales), expansion of our principal investing strategies (including through merchant banking), current deal pipelines (or backlogs) or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements, including (1) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability, (2) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (3) we may not be able to compete successfully with other companies in the financial services industry, which may impact our ability to achieve our growth priorities and objectives, (4) our ability to manage expenses may be limited by the fixed nature of certain expenses as well as the impact from unanticipated expenses, (5) our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results, (6) the business operations that we conduct outside of the United States, including in Asia, subject us to unique risks, (7) expanding our principal investing activities may increase our concentration of risk and impact our liquidity if the ability to transfer these positions is limited, (8) hiring of additional senior talent may not yield the benefits we anticipate or yield them within expected timeframes, and (9) the other factors described under “Risk Factors” in Part I,

Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2010, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.

© 2011 Piper Jaffray Companies, 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020

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Piper Jaffray Companies

Preliminary Unaudited Results of Operations

	Three Months Ended				Percent Inc/(Dec)		Nine Months Ended
	Sept. 30,		Jun. 30,	Sept. 30,	3Q ’11	3Q ’11	Sept. 30,	Sept. 30,	Percent
(Amounts in thousands, except per share data)	2011		2011	2010	vs. 2Q ’11	vs. 3Q ’10	2011	2010	Inc/(Dec)
Revenues:
Investment banking	$44,729		$67,062	$56,243	(33.3)%	(20.5)%	$158,832	$171,736	(7.5)%
Institutional brokerage	31,533		37,170	40,432	(15.2)	(22.0)	116,934	121,611	(3.8)
Asset management	15,205		19,640	16,812	(22.6)	(9.6)	52,774	41,839	26.1
Interest	15,162		13,144	11,497	15.4	31.9	42,535	39,259	8.3
Other income/(loss)	441		6,626	(368)	(93.3)	N/M	12,578	6,054	107.8

Total revenues	107,070		143,642	124,616	(25.5)	(14.1)	383,653	380,499	0.8
Interest expense	8,894		7,693	8,153	15.6	9.1	24,748	26,797	(7.6)

Net revenues	98,176		135,949	116,463	(27.8)	(15.7)	358,905	353,702	1.5

Non-interest expenses:
Compensation and benefits	65,307		83,376	66,058	(21.7)	(1.1)	224,228	208,832	7.4
Occupancy and equipment	7,477		8,992	8,853	(16.8)	(15.5)	24,917	24,578	1.4
Communications	5,978		6,203	5,943	(3.6)	0.6	18,792	18,631	0.9
Floor brokerage and clearance	2,233		2,219	2,879	0.6	(22.4)	6,918	8,803	(21.4)
Marketing and business development	5,708		6,725	5,863	(15.1)	(2.6)	18,643	17,280	7.9
Outside services	6,664		6,819	7,945	(2.3)	(16.1)	21,589	23,684	(8.8)
Restructuring-related expense	—		—	1,333	N/M	(100.0)	—	1,333	(100.0)
Intangible asset amortization expense	2,069		2,069	2,183	—	(5.2)	6,207	5,363	15.7
Other operating expenses	2,440		2,412	2,116	1.2	15.3	8,643	11,076	(22.0)

Total non-interest expenses	97,876		118,815	103,173	(17.6)	(5.1)	329,937	319,580	3.2

Income before income tax expense	300		17,134	13,290	(98.2)	(97.7)	28,968	34,122	(15.1)
Income tax expense	3,676		5,987	6,524	(38.6)	(43.7)%	13,778	19,627	(29.8)

Net income/(loss)	(3,376)		11,147	6,766	N/M	N/M	15,190	14,495	4.8
Net income/(loss) applicable to noncontrolling interests	207		453	(288)	(54.3)%	N/M	846	(447)	N/M

Net income/(loss) applicable to Piper Jaffray Companies (1)	(3,583)		10,694	7,054	N/M	N/M	14,344	14,942	(4.0)

Net income/(loss) applicable to Piper Jaffray Companies’ common shareholders (1)	$(3,583)		$8,760	$5,415	N/M	N/M	$11,648	$11,671	(0.2)%

Earnings per common share
Basic	$(0.23)		$0.55	$0.36	N/M	N/M	$0.74	$0.75	(0.5)%
Diluted	$(0.23	)(2)	$0.55	$0.36	N/M	N/M	$0.74	$0.75	(0.4)%
Weighted average number of common shares outstanding
Basic	15,889		15,840	15,035	0.3%	5.7%	15,638	15,588	0.3%
Diluted	15,889	(2)	15,845	15,038	0.3%	5.7%	15,655	15,626	0.2%

(1)	Net income applicable to Piper Jaffray Companies is the total net income earned by the Company. Piper Jaffray Companies calculates earnings per common share using the two-class method, which requires the allocation of consolidated net income between common shareholders and participating security holders, which in the case of Piper Jaffray Companies, represents unvested restricted stock with dividend rights.
(2)	Earnings per diluted common share is calculated using the basic weighted average number of common shares outstanding for periods in which a loss is incurred.

N/M—Not meaningful

Piper Jaffray Companies

Preliminary Unaudited Segment Data

	Three Months Ended			Percent Inc/(Dec)		Nine Months Ended
	Sept. 30,	Jun. 30,	Sept. 30,	3Q ’11	3Q ’11	Sept. 30,	Sept. 30,	Percent
(Dollars in thousands)	2011	2011	2010	vs. 2Q ’11	vs. 3Q ’10	2011	2010	Inc/(Dec)
Capital Markets
Investment banking
Financing
Equities	$6,923	$30,985	$19,839	(77.7)%	(65.1)%	$62,590	$71,603	(12.6)%
Debt	11,106	18,583	16,486	(40.2)	(32.6)	39,355	46,022	(14.5)
Advisory services	27,294	18,134	20,595	50.5	32.5	58,852	55,767	5.5

Total investment banking	45,323	67,702	56,920	(33.1)	(20.4)	160,797	173,392	(7.3)
Institutional sales and trading
Equities	23,482	21,341	24,292	10.0	(3.3)	70,562	78,720	(10.4)
Fixed income	14,496	22,394	20,159	(35.3)	(28.1)	66,079	57,268	15.4

Total institutional sales and trading	37,978	43,735	44,451	(13.2)	(14.6)	136,641	135,988	0.5
Other income/(loss)	1,157	4,088	(1,956)	(71.7)	N/M	9,125	2,452	272.1

Net revenues	84,458	115,525	99,415	(26.9)	(15.0)	306,563	311,832	(1.7)
Operating expenses	84,828	103,339	90,424	(17.9)%	(6.2)%	287,487	286,723	0.3

Segment pre-tax operating income/(loss)	$(370)	$12,186	$8,991	N/M	N/M	$19,076	$25,109	(24.0)%

Segment pre-tax operating margin	(0.4)%	10.5%	9.0%			6.2%	8.1%
Asset Management
Management and performance fees
Management fees	$15,205	$18,011	$16,117	(15.6)%	(5.7)%	$51,028	$40,662	25.5%
Performance fees	—	1,629	695	(100.0)	(100.0)	1,746	1,177	48.3

Total management and performance fees	15,205	19,640	16,812	(22.6)	(9.6)	52,774	41,839	26.1
Other income/(loss)	(1,487)	784	236	N/M	N/M	(432)	31	N/M

Net revenues	13,718	20,424	17,048	(32.8)	(19.5)	52,342	41,870	25.0
Operating expenses	13,048	15,476	12,749	(15.7)	2.3	42,450	32,857	29.2

Segment pre-tax operating income	$670	$4,948	$4,299	(86.5)%	(84.4)%	$9,892	$9,013	9.8%

Segment pre-tax operating margin	4.9%	24.2%	25.2%			18.9%	21.5%
Total
Net revenues	$98,176	$135,949	$116,463	(27.8)%	(15.7)%	$358,905	$353,702	1.5%
Operating expenses	97,876	118,815	103,173	(17.6)	(5.1)	329,937	319,580	3.2

Total segment pre-tax operating income	$300	$17,134	$13,290	(98.2)%	(97.7)%	$28,968	$34,122	(15.1)%

Pre-tax operating margin	0.3%	12.6%	11.4%			8.1%	9.6%

N/M—Not meaningful